EXHIBIT (11)


                          NORTHWEST NATURAL GAS COMPANY
                 Statement Re: Computation of Per Share Earnings
                      (Thousands, except per share amounts)
                                   (Unaudited)


                                             12 Months Ended December 31,
                                        -------------------------------------
                                           2000          1999         1998
                                        -------------------------------------
Earnings Applicable to Common Stock     $   47,768    $   42,781    $  24,724

  Debenture Interest Less Taxes                389           415          431
                                        ----------    ----------    ---------

Net Income Available for Diluted Common
  Stock                                 $   48,157    $   43,196    $  25,155
                                        ==========    ==========    =========

Average Common Shares Outstanding           25,183        24,976       24,233

  Stock Options                                 13            21           41
  Convertible Debentures                       442           471          489
                                        ----------    ----------    ---------

Diluted Common Shares                       25,638        25,468       24,763
                                        ==========    ==========    =========

Diluted Earnings per Share of Common
  Stock                                 $     1.88    $     1.70    $    1.02
                                        ==========    ==========    =========